Sandler O’Neill East Coast Financial Services Conference November 6-8, 2018 1

Forward-looking Statement Disclosure Certain statements contained in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between Park National Corporation (“Park”) and CAB Financial Corporation (“CAB Financial” or “CABF”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of Park’s goals, intentions and expectations; statements regarding the Park’s business plan and growth strategies; statements regarding the asset quality of Park’s loan and investment portfolios; and estimates of Park’s risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of Park and CAB Financial will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and shareholder approvals, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of Park to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like Park’s affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; and changes in market, economic, operational, liquidity, credit and interest rate risks associated with the Park’s business. Please refer to Park’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as its other filings with the Securities and Exchange Commission (the “SEC”), for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements. All forward-looking statements included in this communication are made as of the date hereof and are based on information available as of the date hereof. Except as required by law, neither Park nor CAB Financial assumes any obligation to update any forward-looking statement. 2

Important Information about the Merger In connection with the proposed merger, Park has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary Proxy Statement of CAB Financial and a preliminary Prospectus of Park, as well as other relevant documents concerning the proposed transaction. The information in the preliminary Proxy Statement/Prospectus is not complete and may be changed. SHAREHOLDERS OF CAB FINANCIAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARK, CAB FINANCIAL AND THE PROPOSED TRANSACTION. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park and CAB Financial, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Park at the “Investor Relations” section of Park's website at www.parknationalcorp.com or from CAB Financial at the “Investor Relations” section of CAB Financial’s website at www.carolinaalliancebank.com. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, OH 43058-3500, Attention: Brady Burt, Telephone: (740) 322-6844 or to CAB Financial Corporation, PO Box 932, Spartanburg, SC 29304, Attention: Lamar Simpson, Telephone: (864) 208-2265 or to CAB Financial’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, email cabf@dfking.com, Telephone: (212) 269- 5550 (banks and brokers) or (866) 829-0135 (all others). This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The communication is not a substitute for the Registration Statement filed with the SEC or the Proxy Statement/Prospectus that will be sent to CAB Financial shareholders. Proxy Solicitation CAB Financial and certain of its directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CAB Financial’s shareholders in favor of the approval of the Merger. Information about the directors and executive officers of CAB Financial and their ownership of CAB Financial common stock, as well as information regarding the interests of other persons who may be deemed participants in the transaction, may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described above. 3

Park National Corporation (PRK) Profile (as of September 30, 2018) • 11 Community Bank Divisions • 2 Specialty Finance Companies • One non-bank workout subsidiary • 29 Ohio counties • 1 Kentucky county • 2 North Carolina counties • 109 bank branches • 3 loan production offices • 6 specialty finance offices • 1,783 FTEs 4

Leadership Team Park Senior Management • David L. Trautman – President and CEO – Age: 57 President , CEO and Board Member of The Park National Bank and Park National Corporation (Park) headquartered in Newark, Ohio. He served as President of First-Knox National Bank, a division of The Park National Bank, from May 1997 through January 2002, and as its Chairman from 2001 to 2006. In addition, he served on the Board of the United Bank of Bucyrus, a division of The Park National Bank, from 2000 to 2006. Mr. Trautman received his B.A. from Duke University and joined Park immediately following graduation. He holds an MBA, with honors, from The Ohio State University. He is a graduate of The Stonier Graduate School of Banking at The University of Delaware and the Ohio Bankers Association Leadership Institute. Mr. Trautman is past Chairman of the Ohio Bankers League, a member of the Newark Rotary Club, past campaign chair for United Way of Licking County, and serves as a Trustee of Dawes Arboretum. • C. Daniel DeLawder – Chairman – Age: 69 Chairman of the Board and Board Member of The Park National Bank and Park headquartered in Newark, Ohio. He served previously as CEO of The Park National Bank and Park for 15 years. He served as President of the Fairfield National Bank, a division of The Park National Bank, from 1985 through 1991. He also currently serves on the Boards of Medical Benefits Mutual Life Insurance Company, Truck One, Inc. and Fleet Service, Inc. Mr. DeLawder received his B.S.Ed., cum laude from Ohio University in Athens and joined Park immediately following graduation. He is a graduate of numerous bank industry educational programs. Mr. DeLawder is a past member of the Board of Directors of the Federal Reserve Bank of Cleveland. He is the past chairman of the Board of Trustees of Ohio University. He served as a member of the American Bankers Association (ABA) BankPac Committee as well as a member of the Government Relations Council of the ABA. He is past Chairman of the Ohio Bankers Association and a past Director-at-Large of the Community Bankers Association of Ohio. 5

Park Senior Management (continued) • Matthew R. Miller – Executive Vice President – Age: 40 Executive Vice President of Park since April 2017. Formerly served as the Chief Accounting Officer of Park from December 2012 to April 2017, and as an Accounting Vice President from April 2009 to December 2012. Prior to joining Park, Mr. Miller worked eight years at Deloitte & Touche, where his experience was primarily focused on financial service industry clients. Mr. Miller holds a bachelor’s degree in accounting, graduating summa cum laude from the University of Akron. He currently is chairman of the Next Generation Advisory Board of the Ohio Bankers League, is past president of the Licking County Family YMCA board, served as the 2015-16 campaign chair for the United Way of Licking County, is chair of the Development Council Annual Fund Committee at The Works, serves on the Development Council for Licking Memorial Health Systems, is a board member of the Licking County Chamber of Commerce, is a board member of the advisory board at The Ohio State University – Newark Campus, and is a member of the Newark Rotary Club. • Brady T. Burt – Chief Financial Officer – Age: 46 Chief Financial Officer of Park since 2012. Formerly served as the Chief Accounting Officer of Park from April 2007 to December 2012. Prior to joining Park, Mr. Burt served Vail Banks, Inc. in various capacities from April 2002 to November 2006, including EVP-Chief Financial Officer. Mr. Burt was also employed by PricewaterhouseCoopers from September 1994 to August 2001, working in various accounting roles, both in Ohio and London, England. Mr. Burt received his B.S. Degree in Accounting from Miami University in 1994. He is a board member and serves on both the Audit and Risk Committees of the Federal Home Loan Bank of Cincinnati. In addition, he is a former board member and serves on the Finance Committee of the Licking County United Way, is a board member and board secretary of Habitat MidOhio, is a member of the Granville Rotary Club, and is an Audit Committee member of the Licking County Foundation. 6

Experienced Leadership Team • Senior leadership consists of executives with proven local market experience • Leadership team averages 28 years of banking experience • Average management tenure with Park National is approximately 21 years Years Years with In Name Position Age PRK Industry David L. Trautman President & CEO 57 35 35 C. Daniel DeLawder Chairman 69 47 47 Executive Vice Matthew R. Miller 40 9 15 President Brady T. Burt Chief Financial Officer 46 11 17 7

Leadership Team – continued Years Years with In Name Position Age PRK Industry Adrienne M. Brokaw SVP – Director of Internal Audit 50 5 19 Thomas J. Button SVP – Chief Credit Officer 58 21 32 Thomas M. Cummiskey SVP – Trust 49 19 21 Kelly A. Herreman VP – Chief Accounting Officer 36 8 13 Robert N. Kent, Jr. President – Scope Aircraft Finance 61 15 35 Timothy J. Lehman SVP and Chief Operating Officer 54 23 23 Laura B. Lewis SVP – Human Resources & Marketing 59 34 34 Greg M. Rhoads VP – Chief Information Officer 40 16 16 Cheryl L. Snyder SVP – Chief Retail Officer 62 39 41 Paul E. Turner SVP - Treasury 51 28 28 Jeffrey A. Wilson SVP – Chief Risk Officer 52 14 22 8

Affiliate Leadership Years Years with In Name Position Age PRK/Affiliate Industry Scott E. Rasor President – Unity National Bank 59 5 35 John A. Brown President – Security National Bank 49 27 27 President – Park National Bank of David J. Gooch 49 21 27 Southwest Ohio & Northern Kentucky Chris R. Hiner President – Richland Bank 35 12 12 Matthew R. Marsh President – Guardian Finance Company 53 19 30 Patrick L. Nash President – Century National Bank 54 31 31 Robert E. Boss President – First-Knox National Bank 62 11 40 Donald R. Stone President – United Bank 61 22 34 John E. Swallow President – Second National Bank 62 33 43 Stephen G. Wells President – Fairfield National Bank 57 34 34 Blaine Jackson President – NewDominion Bank 41 7 19 9

Highlights of the First Nine Months of 2018 •Completed acquisition of NewDominion Bank on July 1st. •Announced planned acquisition of CABF (assets of $745.7 million and deposits of $618.5 million as of September 30, 2018) •Credit quality remains strong: PRK and PNB experienced annualized net charge-offs of 11 basis points (bps) and 10 bps for the first nine months, respectively. Delinquencies (30 days or more past due and accruing) remain low at 52 bps and 46 bps for PRK and PNB, respectively. •Nonperforming assets have been reduced by $17.3 million (15.28%) and $3.1 million (3.33%) since December 31, 2017 at PRK and PNB, respectively. • Net interest margin expansion from 3.44% 9/30/17 YTD to 3.81% 9/30/18 YTD at PRK and 3.35% to 3.70% at PNB, respectively. • Deposit growth of $34.1 million (0.56%) from 9/30/17 to 9/30/18 at PNB, which consists of a $64.8 million (3.93%) increase in noninterest bearing deposits and a $30.7 million (0.70%) decrease in interest bearing deposits. This excludes NewDominion’s deposits of $268.6 million at 9/30/18, which consists of $177.1 million of interest bearing deposits and $91.5 million of noninterest bearing deposits. 10

ROA and ROE History

PRK and PRK, excluding Vision & Southeast Property Holdings, LLC (SEPH)

	Park ROAA	Park ROAA, excluding VB & SEPH	Peer median ROAA	Park ROAE [1]	Park ROAE, excluding VB & SEPH [2]	Peer median ROAE
3Q 2018 YTD (annualized)	1.48%	1.44%	1.17%[4]	14.57%	14.40%	10.33%[4]
2017	1.09%	1.10%	0.95%	11.15%	11.59%	8.48%
2016	1.16%	1.08%	1.01%	11.68%	11.03%	9.16%
2015	1.11%	1.12%	0.97%	11.40%	11.69%	8.68%
2014	1.22%	1.16%	0.95%	12.34%	11.81%	8.34%
2013	1.15%	1.16%	1.04%	11.94%	12.11%	8.89%
2012	1.11%	1.33%	0.98%	11.41%	13.94%	8.56%
2011	1.06%	1.59%	0.80%	11.81%	19.46%	7.27%
2010	0.74%	1.58%	0.25%	8.05%	18.27%	0.88%
2009	0.97%	1.61%	(0.16)%	11.81%	20.80%	(2.22)%
2008	1.02% [3]	1.63%	(0.06)%	12.12% [3]	21.57%	(2.01)%
Average 2008 – 2017	1.08%	1.38%	0.67%	11.50%	15.86%	5.70%

[1] Calculated using average common equity for Park National Corporation.
[2] Calculated using average common equity for Park National Corporation, excluding Vision Bank and SE Property Holdings, LLC.
[3] Adjusted for a goodwill impairment charge of $55 million in 2008. Including the goodwill impairment charge, Park's ROAA for 2008 was 0.20% and Park's ROAE for 2008 was 2.40%.
[4] Due to unavailability of 3Q 2018 YTD peer median financial metrics, data utilized herein reflects 2Q 2018 YTD peer results.

Source: BHC Performance Report and Company Filings
Peers include all bank holding companies nationwide with total assets between $3.0 and $10.0 billion

11

The Park National Bank – The bank of choice Headquarter Counties – Deposits (in thousands) 2018 2017 Headquarter Headquarter County County Year Joined Hdqtr. Co. Total County % of 2018 % of 2017 Market Share Market Share Bank Division Park Deposits Deposits Market Share Market Share Rank Rank Park National 1908 $1,632,778 $2,697,714 60.52% 61.80% 1 1 Fairfield National 1985 414,897 2,224,492 18.65% 17.86% 1 1 Richland Bank 1987 559,637 1,840,502 30.41% 30.86% 1 1 Century National 1990 502,839 1,429,104 35.19% 33.43% 1 1 First-Knox National 1997 501,921 833,503 60.22% 62.04% 1 1 Second National 2000 266,720 1,187,423 22.46% 24.44% 2 2 Security National 2001 502,643 1,545,101 32.53% 32.22% 1 1 Seven largest OH divisions $4,381,435 $11,757,839 37.26% 37.72% Other OH divisions – headquarter counties 527,175 4,936,206 10.68% 11.63% Total OH divisions – headquarter counties $4,908,610 $16,694,045 29.40% 29.41% Remaining Ohio bank deposits $1,217,509 Total Ohio bank deposits $6,126,119 Source: SNL, June 30, 2018 12

Park National Corporation Consolidated Statements of Income Nine Nine months months (in thousands) Q3 2018 Q2 2018 Q1 2018 YTD 2018 YTD 2017 2017 2016 Net interest income $ 67,676 $ 64,742 $ 64,850 $ 197,268 $ 180,281 $ 243,759 $ 238,086 Provision for (recovery of) loan losses 2,940 1,386 260 4,586 8,740 8,557 (5,101) Other income 24,064 23,242 26,903 74,209 63,191 86,429 84,039 Other expense 59,316 52,534 54,308 166,158 149,723 203,162 204,331 Income before income taxes $ 29,484 $ 34,064 $ 37,185 $ 100,733 $ 85,009 $ 118,469 $ 122,895 Federal income taxes 4,722 5,823 6,062 16,607 23,598 34,227 36,760 Net income $ 24,762 $ 28,241 $ 31,123 $ 84,126 $ 61,411 $ 84,242 $ 86,135 Diluted EPS $ 1.56 $ 1.83 $2.02 $ 5.41 $3.99 $ 5.47 $ 5.59 One-time expenses related to the NewDominion deal were $3.1 million, $0.4 million and $0.2 million in Q3, Q2 and Q1 2018, respectively. Source: Company Filings 13

Park National Corporation Consolidated Balance Sheets (in millions) Sep. 30, 2018 Dec. 31, 2017 Dec. 31, 2016 $ Cash & cash equivalents $ 145 $ 169 146 Investment securities 1,439 1,513 1,580 Loans 5,625 5,372 5,272 Allowance for loan losses (50) (50) (51) Other assets 597 534 521 $ Total assets $ 7,756 $ 7,538 7,468 Noninterest bearing deposits 1,727 1,634 1,523 Interest bearing deposits 4,552 4,183 3,999 Total deposits 6,279 5,817 5,522 Total borrowings 595 906 1,134 Other liabilities 73 59 70 Total shareholders’ equity 809 756 742 $ Total liabilities & shareholders’ equity $ 7,756 $ 7,538 7,468 Source: Company Filings 14

Quarterly Net Income (Loss) by Operating Segment Nine months Nine months (In thousands) Q3 2018 Q2 2018 Q1 2018 YTD 2018 YTD 2017 2017 2016 PNB $27,856 $28,797 $26,745 $83,398 $62,946 $87,315 $84,451 GFSC 254 295 57 606 468 260 (307) Park Parent Company 1 (3,059) (973) 1,465 (2,567) (2,040) (2,457) (4,557) Ongoing operations $25,051 $28,119 $28,267 $81,437 $61,374 $85,118 $79,587 SEPH (289) 122 2,856 2,689 37 (876) 6,548 Total Park $24,762 $28,241 $31,123 $84,126 $61,411 $84,242 $86,135 1 The “Park Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with the disposition of its problem assets. Management considers the “Ongoing operations” results to be reflective of the business of Park and its subsidiaries on a going forward basis. Source: Company Filings 15

The Park National Bank Consolidated Statements of Income Nine months Nine months (In thousands) Q3 2018 Q2 2018 Q1 2018 YTD 2018 YTD 2017 2017 2016 Net interest income $ 66,195 $ 62,683 $ 61,441 $ 190,319 $ 174,717 $ 235,243 $ 227,576 Provision for (recovery of) loan losses 2,935 1,623 (67) 4,491 9,114 9,898 2,611 Other income 22,559 22,070 19,915 64,544 61,466 82,742 79,959 Other expense 51,982 48,169 49,001 149,152 137,876 185,891 182,718 Income before income taxes $ 33,837 $ 34,961 $ 32,422 $ 101,220 $ 89,193 $ 122,196 $ 122,206 Federal income taxes 5,981 6,164 5,677 17,822 26,247 34,881 37,755 Net income $ 27,856 $ 28,797 $ 26,745 $ 83,398 $ 62,946 $ 87,315 $ 84,451 Source: Company Filings 16

Park National Bank Balance Sheet Highlights % change % change September 30, December 31, September 30, from from (In thousands) 2018 2017 2017 12/31/17 9/30/17 Loans $ 5,605,925 $ 5,339,255 $ 5,332,308 4.99% 5.13% Allowance for loan losses 47,981 47,607 52,888 0.79% (9.28%) Net loans 5,557,944 5,291,648 5,279,420 5.03% 5.28% Investment securities 1,435,046 1,507,926 1,564,051 (4.83%) (8.25%) Total assets 7,707,474 7,467,851 7,788,248 3.21% (1.04%) Total deposits 6,353,965 5,896,676 6,051,268 7.76% 5.00% Average assets (1) 7,523,967 7,664,725 7,665,957 (1.84%) (1.85%) Return on average assets (2) 1.48% 1.14% 1.10% 29.82% 34.55% (1) Average assets for the nine-month periods ended September 30, 2018 and 2017, and for the year ended December 31, 2017. (2) Annualized for the nine months ended September 30, 2018 and 2017. Source: Company Filings 17

Park National Bank
Loans by Type

- Commercial lending focus is on small, closely-held businesses within our markets.
- Consumer mortgage and home equity portfolios are originated by Park within our footprint and have been consistently underwritten for decades

	9/30/2018	6/30/2018	12/31/2017	9/30/2017	% Change from		
	Amount	Amount	Amount	Amount	6/30/2018	12/31/2017	9/30/2017
Commercial Real Estate							
Owner Occupied	$ 548,930	$ 469,930	$ 471,103	$ 473,572	16.81%	16.52%	15.91%
Non-Owner Occupied	615,231	544,057	556,728	538,399	13.08%	10.51%	14.27%
Residential Real Estate	1,780,808	1,690,397	1,714,333	1,741,852	5.35%	3.88%	2.24%
Construction Real Estate	218,475	190,282	181,470	191,048	14.82%	20.39%	14.36%
Commercial & Industrial	1,040,089	1,023,391	1,059,135	1,030,005	1.63%	-1.80%	0.98%
Consumer	1,261,297	1,247,978	1,213,717	1,210,409	1.07%	3.92%	4.20%
Farmland	138,463	136,858	139,776	143,691	1.17%	-0.94%	-3.64%
Leases	2,632	2,667	2,993	3,332	-1.31%	-12.06%	-21.01%
Total Loans	$ 5,605,925	$ 5,305,560	$ 5,339,255	$ 5,332,308	5.66%	4.99%	5.13%

The acquisition of NewDominion in Q3 2018 added $273.8 million to total loans as of September 30, 2018. Of the $273.8 million, $119.4 million is in commercial real estate, $100.5 million is in residential real estate, $31.3 million is in construction real estate, and $20.8 million is in C&I.

Source: Company Filings as of September 30, 2018

18

Park National Bank Indirect Loans $1,250,000 $1,000,000 $750,000 $500,000 $250,000 Indirect Loans (in thousands) $0 Dec. 31, 2015 Dec. 31, 2016 Dec. 31, 2017 Sep. 30, 2018 Other $154,172 $106,872 $86,425 $75,863 Boat/RV $68,096 $138,483 $184,862 $213,146 Auto $541,307 $668,018 $778,711 $804,952 Total Indirect Loans $763,575 $913,373 $1,049,998 $1,093,961 Indirect Loans (as of 09/30/18) Credit Score Outstanding Balance 30-59 DPD 60-89 DPD 90+ DPD Past Due Balance % Past Due 770 and above $ 560,855,273 80 21 12 $ 1,164,945 0.21% 740-769 $ 188,035,417 67 12 8 $ 808,912 0.43% 700-739 $ 230,496,193 122 42 27 $ 1,836,746 0.80% Other $ 114,574,381 303 118 43 $ 3,514,450 3.07% Total $ 1,093,961,264 572 193 90 $ 7,325,053 0.67% Source: Company Filings 19

Park National Corporation Nonperforming assets (in thousands) Sep. 30, 2018 Dec. 31, 2017 Dec. 31, 2016 Non-accrual loans 1 $ 66,654 $ 72,056 $ 87,822 Renegotiated loans 1 14,602 20,111 18,175 Loans past due 90 days or more (still accruing) 2,025 1,792 2,086 Total nonperforming loans $ 83,281 $ 93,959 $ 108,083 Other real estate owned (OREO) 5,276 14,190 13,926 Other non performing assets – PNB 7,170 4,849 - Total nonperforming assets 2 $ 95,727 $ 112,998 $ 122,009 Percentage of nonaccrual loans and loans 90+ days past due to loans (PRK) 1.22% 1.37% 1.71% Percentage of nonaccrual, restructured and OREO to assets (PRK) 1.12% 1.41% 1.61% Texas Ratio (PRK) Note: The Texas Ratio is calculated as total nonperforming assets divided 12.95% 15.40% 16.93% by the sum of tangible common equity plus the allowance for loan losses. Peer Group Information Jun. 30, 2018 Dec. 31, 2017 Dec. 31, 2016 Percentage of nonaccrual loans and loans 90+ days past due to loans (Peer Group) 0.53% 0.55% 0.64% Percentage of nonaccrual, restructured and OREO to assets (Peer Group) 0.61% 0.63% 0.74% 1 The carrying balance of impaired commercial loans as a percentage of unpaid principal balance at September 30, 2018 was 77.6% and 36.8% for Park National Corporation and SEPH, respectively. 2 At September 30, 2018, Vision/SEPH participations included in Park National Corporation’s nonperforming assets were approximately $2.5 million. Source: BHC Performance Report and Company Filings 20

Park National Corporation less Vision Bank/SEPH Nonperforming Assets (in thousands) Sep. 30, 2018 Dec. 31, 2017 Dec. 31, 2016 Non-accrual loans $ 65,019 $ 61,753 $ 76,084 Renegotiated loans 14,602 20,111 18,175 Loans past due 90 days or more (still accruing) 2,025 1,792 2,086 Total nonperforming loans $ 81,646 $ 83,656 $ 96,345 Other real estate owned (OREO) – PNB 3,061 6,524 6,025 Other non performing assets – PNB 7,170 4,849 - Total nonperforming assets $ 91,877 $ 95,029 $ 102,370 Percentage of nonaccrual loans and loans 90+ days past due to loans (PNB and Guardian) 1.19% 1.19% 1.49% Percentage of nonaccrual, restructured and OREO to assets (PNB and Guardian) 1.07% 1.18% 1.36% Texas Ratio 12.49% 13.33% 14.66% Note: The Texas Ratio is calculated as total nonperforming assets divided by the sum of tangible common equity plus the allowance for loan losses. Peer Group Information Jun. 30, 2018 Dec. 31, 2017 Dec. 31, 2016 Percentage of nonaccrual loans and loans 90+ days past due to loans (PRK Peer Group) 0.53% 0.55% 0.64% Percentage of nonaccrual, restructured and OREO to assets (PRK Peer Group) 0.61% 0.63% 0.74% Source: BHC Performance Report and Company Filings 21

PRK comparison to peers Peer Peer PRK Group Peer Peer PRK Group Price to Price to PRK Group PRK Group Price to Price to tangible Tangible Price to Price to Dividend Dividend Book % Book % book Book % Earnings Earnings Yield Yield 3Q 2018 205% 163% 1 240% 212% 1 14.6 2 15.9 1 3.9 3 1.9 1 2017 210% 162% 233% 199% 19.0 20.3 3.6 1.8 2016 247% 171% 274% 221% 21.4 20.5 3.1 1.7 2015 194% 136% 216% 168% 17.2 16.2 4.2 2.1 2014 196% 146% 218% 178% 16.2 19.8 4.2 1.9 2013 202% 170% 227% 192% 17.0 19.9 4.4 2.1 2012 153% 117% 172% 145% 13.2 13.4 5.8 2.8 2011 156% 109% 176% 135% 13.1 14.7 5.8 2.4 2010 177% 127% 202% 155% 21.1 17.8 5.2 2.1 2009 141% 105% 163% 140% 12.2 16.9 6.4 2.5 2008 183% 135% 217% 211% 14.6 15.7 5.3 2.9 2007 155% 138% 207% 206% 11.9 13.2 5.8 3.3 1 Due to unavailability of 3Q 2018 peer median financial metrics, data utilized herein reflects 2Q 2018 peer results. 2 Calculated for the nine months ended September 30, 2018. 3 Annualized based on dividends and stock price through September 30, 2018. Source: Company Filings and SNL data of $3 to $10 billion bank holding companies 22

and Strategic Partnerships and Expansion into North and South Carolina NYSE AMERICAN: PRK | OTCQX: CABF 23

Forward-looking Statement Disclosure Certain statements contained in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between Park National Corporation (“Park”) and CAB Financial Corporation (“CAB Financial” or “CABF”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of Park’s goals, intentions and expectations; statements regarding the Park’s business plan and growth strategies; statements regarding the asset quality of Park’s loan and investment portfolios; and estimates of Park’s risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of Park and CAB Financial will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and shareholder approvals, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of Park to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like Park’s affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; and changes in market, economic, operational, liquidity, credit and interest rate risks associated with the Park’s business. Please refer to Park’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as its other filings with the Securities and Exchange Commission (the "SEC"), for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements. All forward-looking statements included in this communication are made as of the date hereof and are based on information available as of the date hereof. Except as required by law, neither Park nor CAB Financial assumes any obligation to update any forward-looking statement. 24

Important Information about the Merger In connection with the proposed merger, Park will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of and a Prospectus of Park, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF CAB FINANCIAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARK, CAB FINANCIAL AND THE PROPOSED TRANSACTION. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park and CAB Financial, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Park at the “Investor Relations” section of Park's website at www.parknationalcorp.com or from CAB Financial at the “Investor Relations” section of CAB Financial’s website at www.carolinaalliancebank.com. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, OH 43058-3500, Attention: Brady Burt, Telephone: (740) 322-6844 or to CAB Financial Corporation, PO Box 932, Spartanburg, SC 29306, Attention: Lamar Simpson, Telephone: (864) 208-2265. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The communication is not a substitute for the Registration Statement that will be filed with the SEC or the Proxy Statement/Prospectus that will be sent to CAB Financial shareholders. Proxy Solicitation CAB Financial and certain of its directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CAB Financial’s shareholders in favor of the approval of the Merger. Information about the directors and executive officers of CAB Financial and their ownership of CAB Financial common stock, as well as information regarding the interests of other persons who may be deemed participants in the transaction, may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described above. 25

Park National / NewDominion – Selected Highlights NewDominion Financials Pro Forma Branch Map (as of and for the year ended 12/31/17) . Total assets: $338.3 million . Total gross loans: $284.4 million . Total deposits: $282.3 million . Total equity (all tangible): $39.0 million . 2017 efficiency ratio: 86.5% . NPAs / assets: 1.02% . 2017 NCOs (recoveries) / average loans: (0.08)% Transaction Metrics1 . Blended price per share / TBVPS: 200.9% . Blended price per share / adj. TBVPS2: 188.1% . Blended price per share / 2019 EPS w/ synergies: 13.4x . Park Branches (108) NewDominion pro forma ownership: 2.8% NewDominion Branches (2) 1. Based on the 20-day average PRK closing price as of January 19, 2018 and takes into account Park’s 8.55% existing ownership 2. Reflects adjusted tangible book value per share assuming the inclusion of NewDominion’s $2.7 million off balance sheet deferred tax asset 26

Park National / CAB Financial – Transaction Overview Deal value: $141.8 million1 CABF shareholders to receive 0.1378 shares of PRK common stock and $3.80 in cash Consideration: for each share of CABF common stock, ~80% stock / 20% cash consideration mix Per share price: $19.001 • Regulatory Required approvals: • CABF shareholders • Cost savings estimated to be 32.0% Key assumptions: • Estimated one-time charges of $12.7 million • Gross credit mark of approximately 2.0% • Accretive to EPS by ~3.0% in first full-year • TBV dilution of $.88 per share (1.9%), earn-back of approximately 3.5 years, using Earnings and capital crossover method impact: • Capital position will remain strong, allowing for continued use of various capital management strategies Anticipated closing: First half of 2019 Continuation of Park’s strategy of improving the overall demographics and growth Strategic opportunity: opportunities of its franchise 27

Park National / CAB Financial – Selected Highlights Pro Forma Branch Map Pro Forma Branch Map . Total assets: $730.7 million . Total gross loans: $567.0 million . Total deposits: $599.7 million . Total equity: $78.9 million . Tangible common equity / tangible assets: 10.18% . LTM efficiency ratio: 77.8% . LTM return on average assets: 0.70% . NPAs / assets: 0.58% . LTM NCOs (recoveries) / average loans: (0.01)% Transaction Metrics1 . Purchase price per share / TBVPS: 186% . Purchase price per share / 1st full-year EPS w/ cost saves: 12.3x . Approximate CAB Financial pro forma ownership: 6.2% 1. Based on 20-day average closing price of $110.34 for PRK as of September 7, 2018 28

Park National / CAB Financial – Strategic Rationale . Consistent with Park’s strategy of adding attractive growth markets to its historical markets − CABF’s Asheville, North Carolina and Greenville and Spartanburg, South Carolina markets have superior demographic and employment trends relative to Park’s legacy markets − Complimentary market extension to the July 2018 completion of NewDominion Bank partnership in Charlotte, NC . CABF has a history of being very focused on personal service and community involvement – a hallmark of Park’s approach to banking − Principles and core values are closely aligned . Experienced management team that has built an attractive merger partner operating in a safe and sound manner . Partnership will increase CABF’s lending capacity providing additional lending opportunities in the middle-market and will diversify CABF’s wealth management business 29

PRK M&A Strategy Two prong strategy guidelines: • Traditional M&A • Strong franchise, good reputation • Good market share • Existing leadership continuity • Traditional community bank structure • Core deposits • Metro Strategy – Attractive markets in the Midwest / Southeast / Mid-Atlantic states • Open de novo • Mirror successful Columbus, Ohio office • Partner with banks that have the following characteristics: • Consistent loan growth • Acceptable asset quality • Existing or potential trust and wealth management business • Commercial focused • Proven leadership team 30

Sandler O’Neill East Coast Financial Services Conference November 6-8, 2018 31